SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

PAE Incorporated
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

69290Y109
(CUSIP Number)

December 31, 2021
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69290Y109	Schedule 13G	Page 2 of 17

1	NAME OF REPORTING PERSON

PVM Pinnacle Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 69290Y109	Schedule 13G	Page 3 of 17

1	NAME OF REPORTING PERSON

GCM CFIG GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 69290Y109	Schedule 13G	Page 4 of 17

1	NAME OF REPORTING PERSON

CFIG Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 69290Y109	Schedule 13G	Page 5 of 17

1	NAME OF REPORTING PERSON

Grosvenor Capital Management Holdings, LLLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

PN

CUSIP No. 69290Y109	Schedule 13G	Page 6 of 17

1	NAME OF REPORTING PERSON

GCM V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 69290Y109	Schedule 13G	Page 7 of 17

1	NAME OF REPORTING PERSON

GCM Customized Fund Investment Group, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

PN

CUSIP No. 69290Y109	Schedule 13G	Page 8 of 17

1	NAME OF REPORTING PERSON

GCM, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 69290Y109	Schedule 13G	Page 9 of 17

1	NAME OF REPORTING PERSON

Michael J. Sacks
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

IN

CUSIP No. 69290Y109	Schedule 13G	Page 10 of 17

1	NAME OF REPORTING PERSON

GCM Grosvenor Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 69290Y109	Schedule 13G	Page 11 of 17

1	NAME OF REPORTING PERSON

GCM Grosvenor Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,917,350 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

8,917,350 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,917,350 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.58%
12	TYPE OF REPORTING PERSON

CO

CUSIP No. 69290Y109	Schedule 13G	Page 12 of 17

Item 1(a).	Name of Issuer:

The name of the issuer is PAE Incorporated (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The address of the Issuer’s principal executive offices is 7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043.

Item 2(a).	Name of Person Filing:

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Item 2(c).	Citizenship:

This Amendment No. 2 to Schedule 13G is filed by:

1.	PVM Pinnacle Holdings, LLC
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: State of Delaware

2.	GCM CFIG GP, LLC
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: State of Delaware

3.	CFIG Holdings, LLC
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: State of Delaware

4.	Grosvenor Capital Management Holdings, LLLP
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: State of Delaware

5.	GCM Customized Fund Investment Group, L.P.
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: State of Delaware

6.	GCM, L.L.C.
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: State of Delaware

7.	GCM Grosvenor Inc.
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: State of Delaware

CUSIP No. 69290Y109	Schedule 13G	Page 13 of 17

8.	GCM Grosvenor Holdings, LLC
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: State of Delaware

9.	Michael J. Sacks
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: United States

10.	GCM V, L.L.C.
c/o GCM Grosvenor
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Citizenship: United States

The foregoing persons are hereinafter sometimes referred to individually as a “Reporting Person” and collectively as the “Reporting Persons”.

Item 2(d).	Title of Class of Securities:

The class of securities to which this Amendment No. 2 to the Schedule 13G relates is the Issuer’s A Class common stock, par value $0.0001 per share (the “Class A Common”).

Item 2(e).	CUSIP Number:

The CUSIP number of the Class A Common is 69290Y109.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

e)	☐	An investment advisor in accordance with § 240.13d-1(b)(1)(ii)(E);

f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act (15 U.S.C. 80a-3);

CUSIP No. 69290Y109	Schedule 13G	Page 14 of 17

j)	☐	A non-U.S. Institution in accordance with § 240.13d-1(b)(1)(ii)(J);

k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

a)	Amount beneficially owned:

As of December 31, 2021, PVM Pinnacle Holdings, LLC, beneficially owned 8,917,350 shares (the “Shares”) of Class A Common. GCM CFIG GP, LLC, as the managing member of PVM Pinnacle Holdings, LLC, may be deemed to have shared voting control and investment discretion over the Shares. CFIG Holdings, LLC, as the sole member of GCM CFIG GP, LLC, may be deemed to have shared voting control and investment discretion over the Shares. Grosvenor Capital Management Holdings, LLLP, as the sole member of CFIG Holdings, LLC, may be deemed to have shared voting control and investment discretion over the Shares. GCM Grosvenor Holdings, LLC, as general partner of Grosvenor Capital Management Holdings, LLLP, may be deemed to have shared voting control and investment discretion over the Shares. GCM Customized Fund Investment Group, L.P., as manager of PVM Pinnacle Holdings, LLC, may be deemed to have shared voting control and investment discretion over the Shares. GCM, L.L.C., as general partner of GCM Customized Fund Investment Group, L.P., may be deemed to have shared voting control and investment discretion over the Shares. GCM Grosvenor Holdings, LLC, as general partner of GCM Grosvenor Holdings, LLC and as the managing member of GCM, L.L.C., may be deemed to have shared voting control and investment discretion over the Shares. GCM Grosvenor Inc., as the sole member of GCM Grosvenor Holdings, LLC, and as general partner of Grosvenor Capital Management Holdings, LLLP, may be deemed to have shared voting control and investment discretion over the Shares. GCM V, L.L.C. as a shareholder of GCM Grosvenor Inc. may be deemed to have shared voting control and investment discretion over the Shares. Michael J. Sacks, as managing member of GCM V, L.L.C., may be deemed to have shared voting control and investment discretion over the Shares.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any Shares owned by another Reporting Person, and the filing of this statement shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities.

b)	Percent of class: The percentages used in this Amendment No. 2 to Schedule 13G are calculated based upon 93,117,234 shares of Class A Common outstanding as of December 1, 2021, as reported in the Issuer’s Preliminary Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 6, 2021. Therefore, as of December 31, 2021, each of the Reporting Persons may be deemed to beneficially own 9.58% of the outstanding shares of the Class A Common.

c)	Number of shares as to which the person has:

Each of the Reporting Persons may be deemed to have:

1)	Sole power to vote or to direct the vote: 0 shares

2)	Shared power to vote or to direct the vote: 8,917,350 shares

3)	Sole power to dispose or to direct the disposition of: 0 shares

4)	Shared power to dispose or to direct the disposition of: 8,917,350 shares

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

CUSIP No. 69290Y109	Schedule 13G	Page 15 of 17

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

To the knowledge of each of the undersigned Reporting Persons, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in this Schedule 13G.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Each Reporting Person hereby makes the following certification:

By signing below each of the Reporting Persons certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 69290Y109	Schedule 13G	Page 16 of 17

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

PVM PINNACLE HOLDINGS, LLC
By:	GCM CFIG GP, LLC (its managing member)
By:	CFIG Holdings, LLC (its sole member)

By:
Name:
Title: Secretary and Vice President

GCM CFIG GP, LLC
By:	CFIG Holdings, LLC (its sole member)

By:	/s/ Burke J. Montgomery
Name: Burke J. Montgomery
Title: Secretary and Vice President

CFIG HOLDINGS, LLC		GCM CUSTOMIZED FUND INVESTMENT GROUP, L.P.
		By:	GCM, L.L.C. (its general partner)

By:	/s/ Burke J. Montgomery	By:	/s/ Burke J. Montgomery
	Name: Burke J. Montgomery		Name: Burke J. Montgomery
	Title: Secretary and Vice President		Title: General Counsel

GROSVENOR CAPITAL MANAGEMENT HOLDINGS, LLLP		GCM, L.L.C.

By:	/s/ Burke J. Montgomery	By:	/s/ Burke J. Montgomery
	Name: Burke J. Montgomery		Name: Burke J. Montgomery
	Title: General Counsel		Title: Vice President and Secretary

/s/ Michael J. Sacks
Michael J. Sacks

CUSIP No. 69290Y109	Schedule 13G	Page 17 of 17

GCM GROSVENOR HOLDINGS, LLC		GCM Grosvenor Inc.

By:	/s/ Burke J. Montgomery	By:	/s/ Burke J. Montgomery
	Name: Burke J. Montgomery		Name: Burke J. Montgomery
	Title: Vice President and Secretary		Title: Vice President and Secretary

GCM V, L.L.C.

By:	/s/ Burke J. Montgomery
Name:	Burke J. Montgomery
Title:	Vice President and Secretary